Filed Pursuant to Rule 433

Registration Statement No. 333-207652

Pricing Term Sheet

August 1, 2016

MICROSOFT CORPORATION

1.100% Notes due 2019

1.550% Notes due 2021

2.000% Notes due 2023

2.400% Notes due 2026

3.450% Notes due 2036

3.700% Notes due 2046

3.950% Notes due 2056

Issuer:	Microsoft Corporation

Title of Securities:	1.100% Notes due 2019 (the “2019 Notes”)
1.550% Notes due 2021 (the “2021 Notes”)
2.000% Notes due 2023 (the “2023 Notes”)
2.400% Notes due 2026 (the “2026 Notes”)
3.450% Notes due 2036 (the “2036 Notes”)
3.700% Notes due 2046 (the “2046 Notes”)
3.950% Notes due 2056 (the “2056 Notes” and, collectively with the 2019 Notes, the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2019 Notes: $2,500,000,000
2021 Notes: $2,750,000,000
2023 Notes: $1,500,000,000
2026 Notes: $4,000,000,000
2036 Notes: $2,250,000,000
2046 Notes: $4,500,000,000
2056 Notes: $2,250,000,000

Price to Public (Issue Price):	2019 Notes: 99.897% of principal amount
2021 Notes: 99.895% of principal amount
2023 Notes: 99.701% of principal amount
2026 Notes: 99.814% of principal amount
2036 Notes: 99.613% of principal amount
2046 Notes: 99.515% of principal amount
2056 Notes: 97.505% of principal amount

Maturity Date:	2019 Notes: August 8, 2019
2021 Notes: August 8, 2021
2023 Notes: August 8, 2023
2026 Notes: August 8, 2026
2036 Notes: August 8, 2036
2046 Notes: August 8, 2046
2056 Notes: August 8, 2056

Coupon (Interest Rate):	2019 Notes: 1.100% per annum
2021 Notes: 1.550% per annum
2023 Notes: 2.000% per annum
2026 Notes: 2.400% per annum
2036 Notes: 3.450% per annum
2046 Notes: 3.700% per annum
2056 Notes: 3.950% per annum

Benchmark Treasury:	2019 Notes: UST 0.750% due July 15, 2019
2021 Notes: UST 1.125% due July 31, 2021
2023 Notes: UST 1.250% due July 31, 2023
2026 Notes: UST 1.625% due May 15, 2026
2036 Notes: UST 2.500% due February 15, 2046
2046 Notes: UST 2.500% due February 15, 2046
2056 Notes: UST 2.500% due February 15, 2046

Spread to Benchmark Treasury:	2019 Notes: 0.350% (+35 basis points)
2021 Notes: 0.500% (+50 basis points)
2023 Notes: 0.700% (+70 basis points)
2026 Notes: 0.900% (+90 basis points)
2036 Notes: 1.200% (+120 basis points)
2046 Notes: 1.450% (+145 basis points)
2056 Notes: 1.800% (+180 basis points)

Benchmark Treasury Price and Yield:	2019 Notes: 99-28 3⁄4 / 0.785%
2021 Notes: 100-08 1⁄4 / 1.072%
2023 Notes: 99-11+ / 1.346%
2026 Notes: 100-30 / 1.521%
2036 Notes: 104-25 / 2.277%
2046 Notes: 104-25 / 2.277%
2056 Notes: 104-25 / 2.277%

Yield to Maturity:	2019 Notes: 1.135%
2021 Notes: 1.572%
2023 Notes: 2.046%
2026 Notes: 2.421%
2036 Notes: 3.477%
2046 Notes: 3.727%
2056 Notes: 4.077%

Interest Payment Dates:	Interest paid on the Notes semi-annually in arrears on February 8 and August 8, beginning on February 8, 2017

Interest Payment Record Dates:	On January 24 and July 24 of each year for the Notes

Optional Redemption:	2019 Notes:

At any time prior to August 8, 2019 at T+7.5 basis points

2021 Notes:

At any time prior to July 8, 2021 at T+10 basis points

At any time on or after July 8, 2021 at a redemption price of 100% of the principal amount to be redeemed

2023 Notes:

At any time prior to June 8, 2023 at T+12.5 basis points

At any time on or after June 8, 2023 at a redemption price of 100% of the principal amount to be redeemed

2026 Notes:

At any time prior to May 8, 2026 at T+15 basis points

At any time on or after May 8, 2026 at a redemption price of 100% of the principal amount to be redeemed

2036 Notes:

At any time prior to February 8, 2036 at T+20 basis points

At any time on or after February 8, 2036 at a redemption price of 100% of the principal amount to be redeemed

2046 Notes:

At any time prior to February 8, 2046 at T+25 basis points

At any time on or after February 8, 2046 at a redemption price of 100% of the principal amount to be redeemed

2056 Notes:

At any time prior to February 8, 2056 at T+30 basis points

At any time on or after February 8, 2056 at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-207652)

Gross Proceeds to Issuer

(before underwriting discount):	2019 Notes: $2,497,425,000
2021 Notes: $2,747,112,500
2023 Notes: $1,495,515,000
2026 Notes: $3,992,560,000
2036 Notes: $2,241,292,500
2046 Notes: $4,478,175,000
2056 Notes: $2,193,862,500

Net Proceeds to Issuer (after

underwriting discount, but before expenses):	2019 Notes: $2,493,675,000
2021 Notes: $2,738,862,500
2023 Notes: $1,490,265,000
2026 Notes: $3,976,560,000
2036 Notes: $2,224,417,500
2046 Notes: $4,444,425,000
2056 Notes: $2,176,987,500

Trade Date:	August 1, 2016

Settlement Date (T+5):	August 8, 2016

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc.

Blaylock Beal Van, LLC

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

CAVU Securities, LLC

Drexel Hamilton, LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Brandford Shank & Co., L.L.C.

The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2019 Notes: 594918 BN3 / US594918BN39

2021 Notes:                      594918 BP8 / US594918BP86

2023 Notes:                      594918 BQ6 / US594918BQ69

2026 Notes:                      594918 BR4 / US594918BR43

2036 Notes:                      594918 BS2 / US594918BS26

2046 Notes:                      594918 BT0 / US594918BT09

2056 Notes:                      594918 BU7 / US594918BU71

Long-Term Debt Ratings*:	Moody’s, Aaa (negative outlook); S&P, AAA (stable)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533; by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322; by calling Wells Fargo Securities, LLC toll-free at 1 (800) 645-3751 or by emailing wfscustomerservice@wellsfargo.com; by calling Barclays Capital Inc. toll-free at 1 (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or by emailing prospectus@citi.com; by calling Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; by calling HSBC Securities (USA) Inc. toll-free at 1 (866) 811-8049; or by calling U.S. Bancorp Investments, Inc. toll-free at 1 (877) 558-2607.